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CNBC: ExxonMobil laid out a sweeping plan to commercialize low emission technologies at its Investor Day last month that and of course a lot of other things joining us now in a CNBC exclusive is ExxonMobil’s Chairman and CEO Darren Woods and Darren it’s great to have you. I just want to quickly follow up if we can from your last appearance on our air which was roughly a month or so ago right after the Investor Day. You know you were talking about carbon capture and storage and specifically you were you were discussing at the time the early stages of the technologies in terms of the challenge in deploying it and the costs associated with it because it becomes uneconomic as you get more diluted streams of CO2. I guess I want to just follow up on that. You know it’s only been a month, but what are you seeing in terms of your pilot projects what are you seeing in terms of that economic feasibility for this technology and your hopes for it?

DWW: Well good morning David it’s good to be with you this morning and you’re right, you remember correctly there is a challenge with carbon capture and storage with dilute streams. Fortunately, there are a lot of sources of concentrated streams today that could support economic and financially viable deployment of carbon capture and storage. In fact, the National Petroleum Council put out a study about a year and a half ago that estimated there was an opportunity for about 500 million tons per annum of capture in the U.S., which is about 10 percent of annual emissions. In fact, we’re working on a project now looking at the Gulf Coast where you have concentrated sources of CO2 emissions you have very attractive storage options and lends itself to deployment and we think there’s a big opportunity to be had with the current set of technologies today. If you look at the incentives being put out today by the government to support CO2 reduction – take subsidies to electric vehicles and turn that into a price of carbon, how much is the government paying to reduce carbon through electric vehicles – that price on carbon effectively more than supports the deployment of CCS.

CNBC: Yeah well I guess that that you know a number of your shareholders certainly wonder is this simply an opportunity you see to offset the carbon you’re putting into the atmosphere, or does it really become over time a profit center for this company? You know, not today but at some point in the future, and is that dependent on there being a true price on carbon Darren?

DWW: Well there certainly has to be a financial incentive to make that a value proposition for the company and the shareholders. But the way we look at it it’s very consistent with what I would say is the history of our corporation and the fact that we have evolved our production and the products that we offer consistent with demands in the evolution of demands of society. And today, as we look at this, there’s a demand for less carbon-intense energy sources, less carbon intense industrial processes. We’ve been working now for close to two decades on technologies that will help meet that demand and we look at carbon capture and storage as a one of the mechanisms to help achieve that demand and help advance the ambitions of the Paris Agreement. And like any other business opportunity or market opportunity, ultimately, there will have to be a market incentive to support the wide scale deployment of these technologies. Not only in carbon capture, but I think across the board all the suites of technologies are going to be required to reduce emissions in the economy.

CNBC: Right so those who say Darren you know listen it’s great that Exxon is considering doing this, but you’re still only spending what, about 3 billion dollars over the next number of years till 2025? That represents less than five percent of your capital budget. It’s not a real commitment on your part—what do you say to them?

DWW: Well I think you have to keep that in perspective. First, I think comparing what we’re trying to do in this space with what we do in the oil and gas space, which you know all projections, third parties, the U.N., the IEA, project that oil and gas are going to be needed cleared out to 2040 and 2050 and beyond even in a two degree world or one and a half degree world. So there’s a continuing need for investment in that space. If you look at the size of the energy system and in the oil and gas sector in particular, and our investment in that level and that industry, is I think proportionate. When you look at the low carbon industry so to speak it’s a much smaller market today it’s evolving and will grow bigger. But if you look at the money that we’re spending there 3 billion is still a fairly substantial investment. That’d be the first point I’d make. The second point I’d make is that three billion dollars is based on the plans that we put together in 2020 and does not comprehend significant advancements in our Low Carbon Solutions business. Those opportunities are early enough in the pipeline that we don’t have a good line of sight to the investments that are going to be required. That business is working on those investments and developing a plan this year and as those plans mature and those investment opportunities mature we’ll see what the spend required to support that is. The third point I’d make is there is a growing pool of investors out there that are looking for projects and investment opportunities to reduce carbon and carbon emissions and we’re looking to tap into that as well. And so I think what we’re going to find going forward is that investment will grow and part of that will be ExxonMobil investment, and I think part of that I would suspect will be third party investments in what should be some attractive investment opportunities.

CNBC: All right Darren let’s play some offense here … I read this morning BP signals strong results I see the acquisitions being made in the Permian by Scott Sheffield you know from Pioneer, and I’m wondering isn’t it time right now to get much more positive on the hydrocarbon business itself?

DWW: Well I think again coming back to the fundamental needs if you look at what the role that oil and gas and plays today and the energy systems around the world – how it supports economic growth, how it supports people’s standards of living, and look at the opportunity space for people’s standards of living to rise particularly in developing countries, there’s going to be a continuing demand as society works to transition to a lower carbon society. So that’s the first point I make. The second point I’d make if you look at the pandemic and what happened in 2020 and the amount of investments that were reduced in our industry wasn’t enough to offset the depletion curve that we see in both oil and gas. So you’ve had two things happening: a continuing rise and demand as economies around the world recover from the pandemic, and then a lack of investment in the industry which is going to reduce the supply available. So I think as we go forward you’re going to see additional a need for investment in the oil and gas industry and a tightening supply and demand balance. So I think as you look forward the next several years, particularly when you couple with the economic growth that we’ll see around the world and more specifically here in the U.S., we’re going to see I think a fairly healthy environment for our industry in the short-term here, short-, medium-term.

Important Additional Information Regarding Proxy Solicitation

Exxon Mobil Corporation (“ExxonMobil”) has filed a definitive proxy statement and form of associated BLUE proxy card with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for ExxonMobil’s 2021 Annual Meeting (the “Proxy Statement”). ExxonMobil, its directors and certain of its executive officers will be participants in the solicitation of proxies from shareholders in respect of the 2021 Annual Meeting. Information regarding the names of ExxonMobil’s directors and executive officers and their respective interests in ExxonMobil by security holdings or otherwise is set forth in the Proxy Statement. To the extent holdings of such participants in ExxonMobil’s securities are not reported, or have changed since the amounts described, in the Proxy Statement, such changes have been reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4 filed with the SEC. Details concerning the nominees of ExxonMobil’s Board of Directors for election at the 2021 Annual Meeting are included in the Proxy Statement. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SHAREHOLDERS OF THE COMPANY ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH OR FURNISHED TO THE SEC, INCLUDING THE COMPANY’S DEFINITIVE PROXY STATEMENT AND ANY SUPPLEMENTS THERETO AND ACCOMPANYING BLUE PROXY CARD, BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Investors and shareholders can obtain a copy of the Proxy Statement and other relevant documents filed by ExxonMobil free of charge from the SEC’s website, www.sec.gov. ExxonMobil’s shareholders can also obtain, without charge, a copy of the Proxy Statement and other relevant filed documents by directing a request by mail to ExxonMobil Shareholder Services at 5959 Las Colinas Boulevard, Irving, Texas, 75039-2298 or at shareholderrelations@exxonmobil.com or from the investor relations section of ExxonMobil’s website, www.exxonmobil.com/investor.